SCHEDULE 14C

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant |X|
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                      [ ] Preliminary Information Statement
        [ ] Confidential, for Use of the Commission only (as permitted by
                                Rule 14c-5(d)(2))
                      |X| Definitive Information Statement

                            BELLAVISTA CAPITAL, INC.
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                              |X| No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ________________

(4) Proposed maximum aggregate value of transaction: __________________

(5) Total fee paid: ___________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ________________________

(2) Form, Schedule or Registration Statement No.: ________________________

(3) Filing Party: ________________________

(4) Date Filed: ________________________

                            BellaVista Capital, Inc.

                                99 El Camino Real
                                 Menlo Park, CA
                                 (650) 328-3060

                              Information Statement
                         Annual Meeting of Shareholders

                          To Be Held September 7, 2004



GENERAL INFORMATION

The Board of Directors of BellaVista Capital, Inc., formerly Primecore Mortgage Trust, Inc., a Maryland corporation (the "Company"), is furnishing this statement in connection with the annual meeting of shareholders to be held on September 7, 2004 at 2:30 p.m., Pacific Daylight Time, at The Palo Alto Elks Lodge 4249 El Camino Real Palo Alto, California, and at any adjournment or postponement thereof. This statement and the notice of annual meeting are being provided to shareholders beginning on or about August 12, 2004.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As provided in Article II, Section 1 of the Company's bylaws, on August 6, 2004, the board of directors by unanimous vote reduced the number of members of the board to three. Because the terms of none of the remaining incumbent directors expires this year, no directors are nominated to be elected this year and no election is to be held. Accordingly, no matters are to be voted on at this years stockholders meeting.

Additional Materials

A letter to shareholders with a Notice of Annual Meeting are included with the mailing of this Information Statement. A copy of the Company's Annual Report on Form 10-K as filed with the Securities Exchange Commission on April 14, 2004, which includes the Company's audited financial statements for the year ended December 31, 2003, also is included with the mailing of this statement. The Form 10-K serves as the Company's Annual Report to Shareholders and is incorporated herein by reference. An additional copy of the Form 10-K Annual Report, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Eric Hanke, BellaVista Capital, Inc., 99 El Camino Real, Menlo Park, CA 94025 or by calling Mr. Hanke at (650) 328-3060.

Only one copy of this Information Statement and the Annual Report is being delivered to multiple shareholders of record sharing an address, unless the Company has received contrary instructions from the shareholders. The Company will promptly deliver a separate copy of the materials upon request to Mr. Hanke at the above address or telephone number. If in the future shareholders sharing an address receiving a single copy wish to receive separate copies, or such shareholders who currently are receiving separate copies wish to receive only a single copy, please contact Mr. Hanke as provided above.

Directors of the Company

The Board of Directors is currently comprised of three members, Robert Puette, James Barrington, and Michael Rider. The Board of Directors reduced the size of the Board from five to three members by a vote on August 6, 2004. The Board is currently divided into two classes, each having a three-year term, designated

Class II (one director) and Class III (two directors). In addition, where there has been a vacancy on the Board of Directors due to resignation or removal or due to an increase in the size of the Board, a majority of the Board of Directors shall elect the person to fill the vacancy, provided that such person shall hold office until the next annual meeting of shareholders. At this year's annual meeting, no directors are to be elected.

Current Directors

Robert L. Puette, 62, the Company's Chairman, has been a member of the Board since March 1, 2002. Prior to such time, Mr. Puette served as an advisory director to the Company. Between 2001 and 2004, Mr. Puette was a partner at the WK Technology venture capital firm. Between 1997 and 2000, Mr. Puette was the President, Chief Executive Officer, and member of the Board of Directors of Centigram Communications Corporation (NASDAQ), a communications technology firm. Prior to his position at Centigram, from 1995 to 1997, Mr. Puette served as President, CEO and Chairman of the Board of Directors at NetFRAME Systems (NASDAQ), a high-availability computer server company, and from 1990 to 1993, Mr. Puette served as President of Apple USA, Apple Corporation (NASDAQ). Prior to 1990, Mr. Puette served as a Group General Manager of Hewlett-Packard Corporation (NYSE). Mr. Puette is also on the Board of Cupertino Electric Corporation (Private) and iPolicy Networks Corporation (Private), and is a former director of Cisco Systems (NASDAQ). Mr. Puette holds a BSEE degree from Northwestern University and a MSOR degree from Stanford University. Mr. Puette's term of office expires in 2005.

James Barrington, 62, has been a director since March 2002. From 1965 to 1999, Mr. Barrington was with Arthur Andersen LLP, serving primarily as an audit and business advisory partner. In his capacity as a partner of Arthur Andersen LLP, Mr. Barrington did not personally provide any services to the Company. Mr. Barrington received a B.S. in accounting from San Jose State University and a M.B.A. from the University of California at Berkeley.

Michael Rider, age 42, is a co-founder, director, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Rider was controller, then Chief Financial Officer for The Plymouth Group and its successor, TPG Development Corporation, a San Francisco Bay Area real estate development company from 1991 until 1998. From 1986 to 1990 Mr. Rider was senior accountant with Kenneth Leventhal & Company, a national public accounting firm specializing in real estate accounting and advisory services. Mr. Rider is a certified public accountant. Mr. Rider received a B.A. degree in Economics/Business from the University of California Los Angeles. Mr. Rider's term of office as a director expires in 2006.

Directors' Meetings and Committees

The Board of Directors has not established separate standing audit, nominating or compensation committees or committees performing similar functions; instead, the Board as a whole fulfills all functions. During 2003, there were 14 meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members.

Compensation of Directors

None of the directors of the Company who also served as executive officers or employees of the Company or our former management company, Primecore Funding Group, Inc., received any separate compensation for service on our Board of Directors or on any Board committee. Mr. Puette and Barrington receive annual compensation of $35,000 and $25,000 for their attendance at four regularly scheduled meetings plus the annual shareholder meeting, and $1,000 for each additional meeting. Our charter obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Maryland General Corporation Law, the "Maryland GCL", permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and
(1) was committed in bad faith, or (2) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Compensation Committee Interlocks

No interlocking relationship exists between the Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Officers of BellaVista Capital, Inc.

Our executive officers and senior officers and their positions are:

   Name           Position
   ----           --------
   Michael Rider  President, Chief Executive Officer and Chief Financial Officer
   Eric Hanke     Vice-President, Secretary


Executive officers are appointed by the Board of Directors, serve at the Board's pleasure and may be removed from office at any time without cause. There are no family relationships among the directors and officers. During the calendar year 2003, the Company was managed under a management contract with Primecore Funding Group, Inc., which employed the Company's executive officers and our executive officers therefore received no compensation from us.

Beneficial Ownership of Capital Stock by Large Security Holders

All of our common stock is owned by directors as discussed in the next section. No person beneficially owns more than 5% of Class A Convertible Preferred stock.

Beneficial Ownership of Capital Stock by Directors and Management

The following table presents information regarding the beneficial ownership of our capital stock as of August 11, 2004 of: (1) each of our directors and executive officers; and (2) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                              Number           Percent
  Title of Class      Beneficial Owner       of Shares         of Class
Class A Preferred     ----------------       ---------         --------

                      Michael Rider              5,000             *
                      Robert Puette            405,241            2.03
                                             ------------     ------------

                      Total                    410,241            2.05
                                             ============     ============

Common                Michael Rider                 20             20
                                             ============     ============

                      Total                    410,261            2.05
                                             ============     ============

* Less than one percent of our outstanding capital stock


Section 16(a) Beneficial Ownership Reporting Compliance

Mr. Rider was a director and officer of the Company throughout 2003. Because no person has ever owned more than 10% of the outstanding Class A Convertible Preferred stock, only the Company's officers and directors have been required to report under Section 16(a) of the Securities Exchange Act of 1934.

Shareholders Rights Agreement

As of July 13, 2004, the Board of Directors approved and the Company entered into a Shareholder Rights Agreement with Mellon Investor Services, LLC as Rights Agent. Concurrently with the adoption of the Shareholder Rights Plan represented by the Shareholder Rights Agreement, the Board of Directors declared a dividend of one Right (as defined in the Agreement) per outstanding share of its Class A Convertible Preferred Stock, par value $0.01 per share (the "Preferred Shares") to holders of record of the Preferred Shares as of July 1, 2004. Each Right entitles the holder thereof to acquire a share of the Company's capital stock on the terms and conditions, and subject to the restrictions and adjustments, set forth in the Agreement, a copy of which will be furnished without charge to shareholders of record upon request to Eric Hanke, BellaVista Capital, Inc., 99 El Camino Real, Menlo Park, CA 94025 or by calling Mr. Hanke at (650) 328-3060.

Legal Proceedings

From time to time, we may and have become subject to litigation in connection with our business. In addition, as of June 30, 2004, we were involved in several litigation matters that are considered to be out of the ordinary course of business. The following is a list of non-routine litigation (i.e. suits other than mechanic's lien lawsuits or similar lawsuits in which the Company becomes involved from time to time due to its status as a lender) in which the Company was involved as party, as of June 30, 2004, and in which it was believed at June 30, 2004 that potential liability could each exceed $1 million if the Company is unsuccessful in its defense, which the Company does not currently believe will be the case:

     1. Baigent, et. al. v. Susan Fox, Primecore Mortgage Trust, Inc., et. al., JAMS Arbitration No. 1100041879. Approximately 35 shareholders, holding approximately 1,260,000 shares of Preferred Stock, approximately 5% of the Preferred shares of the Company, filed a lawsuit on November 14, 2003. The lawsuit generally alleges that the Company, its former Manager, and two former officers failed to disclose the true risks of the investments made by the plaintiff-shareholders. The Complaint does not specify the amount of damages being sought. The Company filed a petition to compel mediation and binding arbitration, which was granted on January 21, 2004. An arbitration hearing is scheduled for November 15-30, 2004. As of the date of this filing, claimants holding approximately 76,000 shares of stock have had their stock repurchased by the Company at a price of $2.80 per share as part of the Company's stock repurchase program. In addition, claimants holding approximately 73,000 shares of stock have agreed to settle all of their claims against the Company in return for repurchase of their shares at prices ranging between $2.20 and $2.70, i.e. below the $2.80 price the Company paid for repurchased stock on May 28, 2004, with the settling claimants being solely responsible for paying their own attorneys' fees and costs of the litigation. The Company believes the claims are without merit, intends to vigorously defend against the claims, and believes that it has strong and viable defenses.

     2. Showplace Square Lofts Company, LLC v. Primecore, et. al., U.S. Bankruptcy Court (N.D. Cal) No. 02-3157 DM. On June 25, 2002, a borrower filed a complaint against the Company in connection with its bankruptcy. Prior to the time that the bankruptcy case and complaint were filed, the borrower had defaulted under its loan and the Company was proceeding to enforce its rights through foreclosure. The complaint purported to assert claims for avoidance of fraudulent transfer, breach of contract, intentional fraud, negligent misrepresentation, negligence declaratory relief, breach of fiduciary duty, and unfair business practices. The Court has granted summary judgment in favor of the Company on all claims except the claim for transfer in violation of Bankruptcy Code Sec. 544. The Company believes that the lawsuit is wholly without merit. Among other things, the borrower admitted, in a written agreement signed prior to the filing of the case, that it had no claims against the Company, and also provided written releases of any possible claims. The Company intends to vigorously defend against the claims, and believes that it has strong and viable defenses.

     3. Bay Area Luxury Homes/Santa Clara 3, LLC v. Primecore, et. al., Bay Area Luxury Homes/Alameda VI, LLC v. Primecore, et. al., Bay Area Luxury Homes/Stern VII, LLC v. Primecore, et. al., U.S. Bankruptcy Court (N.D. Cal.). Three limited liability companies that are under the control of two individuals, both of whom are being sued by the Company for over $5 million under written guarantees that they signed, filed this series of cases. On or around June 30, 2004, two of the debtor companies converted their bankruptcies to liquidation bankruptcies under Chapter 7 of the Bankruptcy Code. Subsequent to June 30, 2004, all of the cases were dismissed by the Bankruptcy Court.

     4. Amoroso, et. al. v. Primecore Mortgage Trust, et. al, San Mateo Superior Court. The Complaint, filed by 20 shareholders holding a total of 627,322 shares of Preferred Stock, approximately 3% of the shares of Preferred Stock of the Company, is nearly identical to the Baigent lawsuit discussed above. The parties agreed to mediate and, if necessary, arbitrate all claims made against the Company. On July 19, 2004, a mediation was held in the matter before the Honorable Robert Dossee, a retired Justice of the Court of Appeal. As a result, as of the date of this filing, all claimants, except for one claimant holding 20,000 shares, have accepted settlements under which the Company will repurchase shares at prices ranging from $2.70 to $2.80, the settling shareholders will release all claims against the Company or any of its present or former officers and directors, and the settling shareholders will pay all of their own attorneys' fees and costs of the litigation. Payments are due from the Company between August 18 and August 31, 2004. If the one remaining claimant does not settle or dismiss his claims, and if the matter proceeds, the Company intends to vigorously defend against the claims, and believes it has strong and viable defenses to the claims, which the Company believes are without merit.

In addition to the above matters, at August 11, 2004, the Company was involved in several lawsuits in which it sought recovery from borrowers, guarantors, and others. The actions included the following:

     1. A lawsuit filed in connection with a loan made on a subdivision project in Marin County. While the Company had written off the loan approximately two years ago, it was felt that legal avenues existed to seek recovery on the loan. The Company filed suit and entered into a settlement with the key defendants in February 2004. Under the settlement, the Company is entitled to receive $2,300,000 in payments of varying amounts to be made over a 17-month term, beginning in March 2004. In the event that the payments are not made when due, the Company has a right to obtain a stipulated judgment. If and when payments are received, the payments will be reflected in income. The settlement will not be reflected in the financial statements until payments are received, as collection is not reasonably assured. The first three payments of $100,000 were received on March 2, 2004, April 2, 2004, and June 1, 2004. In addition, the Company obtained a settlement from a co-defendant in the amount of $110,000, which amount has been paid.

     2. A lawsuit to judicially foreclose upon and obtain a deficiency judgment from a borrower in connection with a loan made on a property in Palo Alto. The Company obtained the property from the borrower as part of a settlement, and, subsequent to December 31, 2003, sold the property. In addition, the borrower stipulated to judgment in the amount of $750,000, which judgment has been entered. The prospect of collection of the judgment is not reasonably assured, therefore, if and when payments are received, the payments will be reflected in income. No potential recovery is currently reflected in the financial statements.

     3. A lawsuit to collect against two guarantors of indebtedness. The Company is seeking approximately $7.5 million in damages. The matter is currently set for trial on September 13, 2004.

     4. On May 26, 2004, the Company brought suit against the principals of a former borrower and their affiliated entities relating to the misappropriation and diversion of loan funds for improper purposes. The misappropriation and diversion was first discovered in the course of a bankruptcy proceeding, in which one of the defendants admitted that he had fraudulently prepared invoices in the name of third party contractors, and forged endorsements on checks written by the Company to the third party contractors. The Company seeks to recover all of the misappropriated funds, and has alleged damages presently believed to exceed $1,000,000. A case management conference is set for October 2004. The Company has not reflected any potential recovery in its financial statements.


Construction Contracts

In connection with our development of investments in real estate held for sale, we have entered into contracts with construction companies totaling $1,945,576 to complete these projects where necessary. We will make payments on these contracts as construction progresses in much the same manner we do for our investments in real estate under development.

Guarantees

We have issued indemnity agreements to insurance companies in connection with the sale of certain of our REO properties. The indemnity agreements were provided in order to induce the insurance companies to issue surety bonds covering mechanics liens recorded against properties we owned as well as certain other monetary guarantees of payment. The total amount of the surety bonds issued with respect to which we have issued indemnity agreement is $1,352,256. We believe that we have remedies against the mechanics lien claims and that we will not become liable for their payment as such, no amounts have been accrued in the financial statements in connection to these liens.

General Uninsured Losses

We require that our borrowers carry comprehensive liability, fire, flood, extended coverage, and rental loss insurance with policy specifications, limits, and deductibles customarily carried for similar properties. We also carry insurance to cover losses in case a borrower's policy lapses. Additionally, we carry insurance on investments in real estate held for sale. There are, however, certain types of extraordinary losses that may be either uninsurable or not economically insurable. Further, all of our investments are located in areas that are subject to earthquake activity, and we generally do not require our borrowers to maintain earthquake insurance. Should an investment sustain damage as a result of an earthquake, we may incur losses due to insurance deductibles, co-payments on insured losses, or uninsured losses. Should an uninsured loss occur, we could lose our investment in, and anticipated profits and cash flows from an investment.


INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected the accounting firm of Grant Thornton LLP to audit the Company's financial statements for, and otherwise act as the independent certified public accountants with respect to, the year ending December 31, 2004. The Board of Director's selection of Grant Thornton LLP for the current fiscal year is being presented to shareholders for ratification at the annual meeting. To the Company's knowledge, neither Gant Thornton LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company, or has had any connection since the inception of the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Grant Thornton LLP will be present at the annual meeting, and will be afforded the opportunity, if desired, to make a statement, and will be available to respond to appropriate questions that may come before the annual meeting.

Audit Fees

The aggregate fees and expenses billed by Grant Thornton LLP for professional services rendered for the audit of the Company's financial statements for the year 2003 amounted to $270,936. No other audit or audit-related fees were billed by Grant Thornton for such period.

Tax Fees

The aggregate fees and expenses billed by Grant Thornton LLP for professional services in the year 2003 other than those described above amounted to $36,423 for professional tax consulting services and preparation of tax returns.

All Other Fees

Other than as set forth above, Grant Thornton has not provided the Company with any services during the past two full fiscal years.

Approval of Services by Auditor

The Company does not have an independent audit committee, and the full board of directors therefore serves as the audit committee for all purposes relating to communication with the Company's auditors and responsibility for the Company audit. All engagements for audit services, audit related services and tax services are approved in advance by the full board of directors of the Company.

The Board of Directors considered whether the provision of non-audit professional services by Grant Thornton LLP to the Company is compatible with maintaining their independence, and found that the non-audit services did not in any way impair the independence of Grant Thornton or its audits.

All audit and non-audit services that may be provided by our principal accountant to the Company shall require pre-approval by the Board. Further, our auditor shall not provide those services to the Company specifically prohibited by the Securities and Exchange Commission, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Oversight Board determines, by regulation, is impermissible.


SHAREHOLDER PROPOSALS - 2005 ANNUAL MEETING

Shareholders are entitled to present proposals for action at a forthcoming shareholder's meeting if they comply with the requirements of the proxy rules.
Article I, Section 10 of the Company's Bylaws provides:

For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation (other than proposals made under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholder putting forth such proposal must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days before the first anniversary of the mailing date of the notice of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

The mailing date of this notice is August 13, 2004.


                                           BY ORDER OF THE BOARD OF DIRECTORS
Menlo Park, California
August 13, 2004

                                           -----------------------------------
                                           Eric Hanke
                                           Secretary

Re:      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
         TO BE HELD TUESDAY, SEPTEMBER 7, 2004

Dear Shareholders:

I am writing to provide you with details about the time and place of our annual shareholder meeting and to update you about the progress we have made toward our business plan since my last communication. More detailed financial information is contained in our Form 10-Q, which we expect to file before August 21, 2004. A copy or our Form 10-Q may be obtained at the SEC website (www.sec.gov) or by calling our office.

Annual Shareholder Meeting

The Board of Directors has set the date and time for our annual shareholder meeting. Please note that the location for the annual meeting has changed from prior years:

Date:             Tuesday September 7, 2004
Time:             2:30 p.m.
Location:         Palo Alto Elks Lodge
                  4249 El Camino Real
                  Palo Alto, California


We have enclosed our Annual Report in the form of our 10-K. Due to the reductions in our Board of Directors from five members to three, we do not have any directors scheduled for election and will therefore not be soliciting proxies. The annual meeting will consist of a presentation by management and a question and answer period.

Operational Results

As of the date of this letter we have closed escrow on properties with sale proceeds totaling approximately $25.2 million. This is about 40% of our $60 million goal for the year. We currently have properties estimated to sell for $29.1 million under sales contract, or complete and on the market for sale. We expect additional properties estimated to sell for $19.3 million to be completed and ready for sale by the end of October.

As is often the case with properties taken back through foreclosure, we have had some delays in completing some of the properties in our portfolio, however we still expect to achieve our goal of finishing construction of most of our REO properties by the end of this year. The one property, which will not be completed, is our 72-unit project in San Jose. We presently are projecting will complete construction and sell out by the end of 2005. We do not expect the delays in completing our projects to materially impact our ability to make new investments within our contemplated time horizon.

In addition to completing and selling our non-performing portfolio of investments, we have been focusing our energies on new investments. In May we funded our first new investment under our revised plan guidelines. The new $1.3 million loan, which provided required equity for a project to construct 148 condominium units in Colorado Springs, Colorado, accomplished many of the objectives we sought to achieve when we developed our new investment guidelines:

at a projected average per unit price of $147,000, the units are near the median sales prices for the area; the loan was made to an experienced builder with the financial strength to obtain institutional financing; we achieved geographic diversity by investing outside of the San Francisco Bay Area; and we obtained a participation in revenues in addition to interest and points, which should make this a very profitable investment for our shareholders.

In addition to the loan we funded in May, we have been building a network of contacts through our relationships with developers, real estate professionals and mortgage brokers. Through these contacts we have had the opportunity to review over 50 new investment opportunities over the last few months. We are currently analyzing and negotiating new investments on a number of new projects that meet our revised investment criteria.

Net Asset Value

During the quarter ended June 30, 2004 we repurchased approximately 2.2 million shares of stock from shareholders at a price of $2.80 per share, a 30% discount from our estimated net asset value as of the date of repurchase of $4.00 per share. During the same period we incurred operating expenses of approximately $887,000 that offset much of the increase in net asset value we realized from the repurchase transactions. These costs are within our expectation of $3.5 million for 2004. We have also made adjustments to some of our estimated values for our investment portfolio, some in a positive direction and some in a negative direction. We still believe that, in the aggregate, the values we have estimated for the properties in our portfolio areas accurate as we can be, considering the difficulty involved in value the high-end custom type properties in our portfolio of investments. After our quarterly activity and our value adjustments, we have estimated net asset value at 4.08 per share at June 30, 2004.

Settlement of Shareholder Lawsuits

In July, a group of shareholders holding approximately 650,000 shares of stock, who had filed a lawsuit titled Amoroso, et. al. v. Primecore Mortgage Trust, et. al. agreed to settle all of their claims. Under the terms of the settlements BellaVista agreed to repurchase shares at prices ranging from $2.70 to $2.80 and, in return, the shareholders agreed to release all claims against the company. These shareholders are responsible for all of their costs of the litigation, including payment of their attorneys' fees. As discussed in our Form 10K, we have one additional shareholderlawsuit pending, Baigent, et. al. v. Primecore, et. al. This matter is set for arbitration in November 2004. To date, claimants in the Baigent lawsuit holding approximately 86,000 shares of stock have had their shares repurchased through the stock repurchase program, and claimants holding approximately 73,000 shares of stock have agreed to settle their claims against the Company for prices ranging from $2.20 to $2.70 per share, again less than the amount paid to shareholders who elected to participate in the stock repurchase plan. All of the settling claimants are responsible for their own attorneys' fees and costs. The Company will continue to defend the lawsuit and continue to take actions in the best interests of all shareholders.


Sincerely,



Michael Rider
President